Schedule A
to the Shareholder Servicing Plan

(as amended on June 9-10, 2021, to add the Pzena International Value Fund and remove Pzena Long/Short Value Fund)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Pzena Mid Cap Value Fund
Investor Class	0.10%
Pzena Emerging Markets Value Fund
Investor Class	0.10%
Pzena Small Cap Value Fund
Investor Class	0.10%
Pzena International Small Cap Value Fund
Investor Class	0.10%
Pzena International Value Fund
Investor Class	0.10%

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